Exhibit 99.1

Contact: Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Cytyc Announces Convertibility of its 2.25% Senior Convertible Notes due 2024

Marlborough, Mass., July 19, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that it is delivering a notice to the holders of its 2.25% Senior Convertible Notes due 2024 (CUSIP Nos. 232946 AA 1 and 232946 AB 9) (the “Convertible Notes”) in connection with Section 15.01(a)(i) of the indenture between Cytyc and U.S. Bank Trust National Association, as trustee, under which the Convertible Notes were issued (the “Indenture”). The notice advises that effective July 1, 2007, holders are entitled to convert the Convertible Notes into shares of Cytyc common stock due to the closing sale price of Cytyc common stock exceeding 120% of the Convertible Notes conversion price for at least twenty trading days out of the last thirty trading days in the quarter ended June 30, 2007. The conversion price of the Convertible Notes is $29.67 under the Indenture. The Convertible Notes will remain convertible into shares of Cytyc common stock at any time at the option of the holder through maturity. The shares of Cytyc common stock that are issuable upon conversion of the Convertible Notes are included in Cytyc’s reported diluted earnings per share amounts.

Holders of Convertible Notes who are interested in exercising their right to convert should follow the procedures detailed in the Indenture, which was filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to Cytyc’s Registration Statement on Form S-3 on June 7, 2004 and is available free of charge at the website maintained by the SEC at http://www.sec.gov.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

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